Exhibit 10.13

Essential Innovations Technology Corp.



Jason McDiarmid


Position -        President, CEO & Director

                  Essential Innovations Technology Corp. & Essential Innovations Asia Limited

Term - August 1, 2003 to July 31, 2005; automatic 1 year renewal at July 31, 2004 (extending contract to July 31, 2006) and every year thereafter unless Company advises that contract will not be renewed; at time of automatic 1 year renewal July 31, 2004, if appropriate funding is available, the salary may be re-negotiated for the third year extension,

Basic Salary:     First year                US $165,000
                  Second year               US $181,500

Salary to accrue until such time as the Company has the cash reserves to begin to make payment in a timely manner each month; additionally, the option will be given to the executive to convert a portion or all of the accrued wages to shares of stock at his/her desire at a pre-determined conversion price.

                  Bonus plan to be agreed upon

Options -         additional 250,000 to be issued upon entering into new
                  agreement

         - Participation in any further option plan instigated by EITC

Benefits:

         -        vehicle + operating costs
         - group health / dental (for self and family in future if applicable)
         -        assistance with relocation costs (if necessary)
         -        pay for immigration or visa requirements (if necessary)
         - any other benefits that the Company may implement for similar position
         -        reimbursement of business expenses
         -        pay for professional association dues
         -        pay for required continuing professional education
         -        paid vacation of 4 weeks per year